UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, the Board of Directors of Continental Resources, Inc. (the “Company”) appointed Tony C. Maranto as the Company’s Chief Operating Officer, effective on or before May 1, 2017. The Board also approved a change to Jack Stark’s title to President, such change to be effective concurrent with the effectiveness of the appointment of Mr. Maranto as Chief Operating Officer.

Mr. Maranto, 57, joins the Company from EnerVest Operating Company (“EnerVest”), a privately held energy exploration and production company where he has served as Executive Vice President and Chief Operating Officer since August 2016. Prior to EnerVest, Mr. Maranto served as Vice President and General Manager at EOG Resources, Inc. (“EOG”) from March 2004 to July 2016, where he was responsible for EOG’s Mid-Continent business unit.

Mr. Maranto will receive an annual base salary of $525,000. In addition, Mr. Maranto will be eligible to participate in the Company’s annual cash bonus plan, with a bonus target of 100% of base earnings. Mr. Maranto is expected to receive equity grants under the Company’s 2013 Long-Term Incentive Plan, with an annual target value of $2,800,000.

There are no arrangements or understandings between Mr. Maranto and any other person pursuant to which he was selected to be the Company’s Chief Operating Officer, nor is there a family relationship between any board member or executive officer and Mr. Maranto.

Mr. Maranto’s son is currently employed by the Company as an Engineer and the total compensation paid to Mr. Maranto’s son during 2016 was $165,317. Other than the employment relationship with Mr. Maranto’s son, there are not any related party transactions with the Company subject to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

Date: April 11, 2017	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

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